Percentage of    State of Incorporation
    Parent            Subsidiary          Ownership          or Organization


American National     American National
 Bancorp, Inc.         Savings Bank, F.S.B.    100%            Federal

American National     American National Insurance
 Savings Bank, F.S.B.  Agency, Inc.            100%            Maryland

American National     National Development
 Savings Bank, F.S.B.  Corporation             100%            Maryland

American National     ANSB Corporation         100%            Delaware
 Savings Bank, F.S.B.

American National     Liberty Street, Inc.     100%            Maryland
 Savings Bank, F.S.B.